As filed with the Securities and Exchange Commission on January 6, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT UNDER SCHEDULE B

OF

THE SECURITIES ACT OF 1933

REPUBLIC OF THE PHILIPPINES

(Name of Registrant)

Name and Address of Authorized Representative in the United States:

Hon. Mario Lopez de Leon, Jr.

Consul General

Philippine Consulate General

556 Fifth Avenue

New York, New York 10036-5095

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Jeffrey Cohen, Esq. Pamela Shores, Esq. Linklaters 10th Floor, Alexandra House 18 Chater Road Hong Kong SAR	Sung K. Kang, Esq. Robert K. Williams, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Hong Kong SAR

Approximate date of commencement of proposed sale to the public:

From time to time after the Registration Statement becomes effective.

The securities being registered are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price (per Unit(1))	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Debt Securities and Warrants	$286,203,700	100%	$286,203,700	$33,256.87

Notes:

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Exclusive of accrued interest, if any.

The securities being registered for an offering pursuant to Rule 462(b) under the Securities Act of 1933 are additional securities registered under the Registrant’s Securities Act registration statement No. 333-192805, under which an aggregate amount of $1,432,183,895 is available to be sold as of the date of this filing.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This registration statement is being filed with respect to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933. The contents of the earlier registration statement (No. 333-192805) are incorporated by reference into this registration statement.

Contents

This Registration Statement consists of:

1	Signature Page

2	Signature of Authorized Representative

3	Index to Exhibits

4	The following exhibits:

A.	Fiscal Agency Agreement.[1]

B.	Form of Debt Securities (attached to the form of Fiscal Agency Agreement under A above).[1]

C.	Form of Warrant Agreement.[2]

D.	Form of Underwriting Agreement.[3]

E.	Opinion of the Secretary of the Department of Justice, Republic of the Philippines, as to the legality of the Debt Securities.[4]

F.	Opinion of Linklaters, U.S. counsel to the Republic of the Philippines, as to the legality of the Debt Securities.[4]

G.	Consent of the Secretary of the Department of Justice of the Republic of the Philippines (included in Exhibit (E)).[4]

H.	Consent of Linklaters (included in Exhibit (F)).[4]

I.	Consent of Rosalia de Leon, National Treasurer, Republic of the Philippines (included on signature page).

J.	Form of Supplement No. 1 to the Fiscal Agency Agreement (including form of Debt Securities).[5]

K.	Form of Supplement No. 2 to the Fiscal Agency Agreement (including form of Registered Security).[6]

Notes:

(1)	Incorporated by reference to Registration Statement No. 333-10960.
(2)	To be filed concurrently with the applicable prospectus supplement in a post-effective amendment to this Registration Statement relating to a particular issue of debt securities or warrants.
(3)	Incorporated by reference to Registration Statement No. 333-183717.
(4)	Filed herewith.
(5)	Incorporated by reference to Registration Statement No. 333-108310.
(6)	Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 333-163671.

Signature of the Republic of the Philippines

Pursuant to the requirements of the Securities Act of 1933, the Republic of the Philippines has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Manila, Republic of the Philippines on the 6th day of January, 2015.

REPUBLIC OF THE PHILIPPINES

By	/s/ ROSALIA DE LEON
Rosalia de Leon[1] Treasurer of the Philippines

Note:

(1)	Consent is hereby given to use of her name in connection with the information specified in this Registration Statement to have been supplied by her and stated on her authority.

Signature of Authorized Representative of the Republic of the Philippines

Pursuant to the Securities Act of 1933, the undersigned, a duly authorized representative of the Republic of the Philippines in the United States, has signed this Registration Statement in The City of New York, New York on the 6th day of January, 2015.

REPUBLIC OF THE PHILIPPINES

By	/s/ MARIO LOPEZ DE LEON, JR.
Mario Lopez de Leon, Jr.
Consul General

Exhibit Index

Exhibit	Description

A.	Fiscal Agency Agreement.[1]

B.	Form of Debt Securities (attached to the form of Fiscal Agency Agreement under Exhibit A above).[1]

C.	Form of Warrant Agreement.[2]

D.	Form of Underwriting Agreement.[3]

E.	Opinion of the Secretary of the Department of Justice, the Republic of the Philippines, as to the legality of the Debt Securities.[4]

F.	Opinion of Linklaters, U.S. counsel to the Republic of the Philippines, as to the legality of the Debt Securities.[4]

G.	Consent of the Secretary of the Department of Justice of the Republic of the Philippines (included in Exhibit (E)).[4]

H.	Consent of Linklaters (included in Exhibit (F)).[4]

I.	Consent of Rosalia de Leon, National Treasurer, Republic of the Philippines (included on signature page).

J.	Form of Supplement No. 1 to the Fiscal Agency Agreement (including form of Debt Securities).[5]

K.	Form of Supplement No. 2 to the Fiscal Agency Agreement (including form of Registered Security).[6]

Notes:

(1)	Incorporated by reference to Registration Statement No. 333-10960.
(2)	To be filed concurrently with the applicable prospectus supplement in a post-effective amendment to this Registration Statement relating to a particular issue of debt securities or warrants.
(3)	Incorporated by reference to Registration Statement No. 333-183717.
(4)	Filed herewith.
(5)	Incorporated by reference to Registration Statement No. 333-108310.
(6)	Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 333-163671.